OppFi Reports First Quarter 2022 Financial Results

Revenue increased 20% year over year to $100.7 million for the first quarter of 2022

Net Originations increased 63% year over year to $162.8 million for the first quarter of 2022

Ending Receivables increased 38% year over year to $338.5 million for the first quarter of 2022

Net loss of $(0.3) million for the first quarter of 2022

Adjusted Net Income of $0.6 million for the first quarter of 2022

Basic and Diluted EPS of $0.08 for the first quarter of 2022

Adjusted Basic and Diluted EPS of $0.01 for the first quarter of 2022

CHICAGO, May 5, 2022— OppFi Inc. (NYSE: OPFI) (“OppFi” or the “Company”), a leading financial technology platform that powers banks to help the everyday consumer gain access to credit, today reported financial results for the first quarter ended March 31, 2022.

“We experienced robust customer demand in the first quarter with a more normalized credit demand environment, achieving a first quarter record 63% origination growth and 38% expansion in ending receivables year over year,” said Todd Schwartz, Chief Executive Officer and Executive Chairman of OppFi. “The current demand environment, coupled with our updated underwriting model, has enabled us to strategically focus on stronger, higher-tier credit segments within our addressable market. While our first quarter profitability was muted as expected, due to elevated charge-off levels from loans originated late last year, our strong origination volume, improved credit performance and enhanced operating efficiencies provide us with confidence for the remainder of the year. As a result, we re-affirm our previously issued full-year 2022 guidance.”

“We remain excited to pursue our mission to facilitate safe, simple and more affordable credit access to the 60 million everyday Americans who currently lack traditional options to rebuild their financial health,” continued Schwartz. “Our strategic growth initiatives are designed to help facilitate affordable credit access to support financial inclusion.”

Financial Summary

The following tables present a summary of OppFi’s results for the three months ended March 31, 2022 and 2021.

(in thousands, except share and per share data) Unaudited	Three Months Ended March 31,		Change
	2022	2021	%
Total revenue	$ 100,710	$ 84,257	19.5%
Net (loss) income	$ (297)	$ 24,384	(101.2) %
Adjusted net income	$ 648	$ 19,255	(96.6) %
Adjusted EBITDA	$ 11,303	$ 32,360	(65.1) %
Basic and diluted EPS(a)	$ 0.08	$ —	— %
Adjusted basic and diluted EPS(a)	$ 0.01	$ —	— %
a.Prior to the Reverse Recapitalization, all net income was attributable to the noncontrolling interest. For the periods prior to July 20, 2021, earnings per share was not calculated, as net income prior to the Business Combination was attributable entirely to OppFi-LLC.

First Quarter Key Performance Metrics

The following tables represent key quarterly metrics.

(in thousands, except marketing cost per loan information) Unaudited	As of and for the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Total Net Originations(a)	$ 162,756	$ 186,685	$ 99,809
Ending Receivables(b)	$ 338,458	$ 337,529	$ 245,293
% of Originations by Bank Partners	95%	94%	76%
Net Charge-Offs as % of Average Receivables(c)	56%	53%	30%
Auto-Approval Rate(d)	61%	60%	41%
Marketing Cost per Funded Loan(e)	$ 76	$ 89	$ 56
Marketing Cost per New Funded Loan(f)	$ 221	$ 260	$ 266

a.Total net originations include both originations by bank partners on the OppFi platform, as well as direct originations by OppFi.
b.Receivables are defined as unpaid principal balances of both on- and off-balance sheet loans.
c.Annualized net charge-offs as a percentage of average receivables (defined as unpaid principal of both on- and off-balance sheet loans) represents total charge offs from the period less recoveries as a percent of average receivables. Finance receivables are charged off at the earlier of the time when accounts reach 90 days past due on a recency basis, when OppFi receives notification of a customer bankruptcy or is otherwise deemed uncollectible.
d.Auto-Approval Rate is calculated by taking the number of approved loans that are not decisioned by a loan advocate or underwriter (auto-approval) divided by the total number of loans approved.
e.Marketing Cost per Funded Loan represents marketing cost per funded loan for new and refinanced loans. This metric is the amount of direct marketing costs incurred during a period divided by the number of loans originated during that same period.
f.Marketing Cost per New Funded Loan represents marketing cost for new loans. This metric is the amount of direct marketing costs incurred during a period divided by the number of new loans originated during that same period.

Full Year 2022 Guidance Re-Affirmed

OppFi re-affirms its previously issued full-year 2022 financial guidance. The Company expects:

•Total revenue and ending receivables growth of 20% to 25% year over year

•Net revenue margin (defined as gross revenues less change in fair value divided by total revenue) between 60% and 65%
•Adjusted operating expenses (defined as total expenses excluding interest expenses, add backs and one-time items), as percentage of total revenue between 43% and 47%
•Adjusted EBITDA margin between 20% to 25%
•Adjusted net income margin between 8% and 12%

OppFi’s full-year guidance is based on management’s assumptions that origination volumes remain strong, net charge-off rates stabilize and improve throughout the year, and anticipated benefits are realized from operating expense efficiency initiatives already underway.

Conference Call

Management will host a conference call today at 9:00 a.m. ET to discuss OppFi’s financial results and outlook. The webcast of the conference call will be made available on the Investor Relations page of the Company's website.
The conference call can also be accessed with the following dial-in information:

Domestic: 1-877-337-6181
International: 1-416-981-9011
Conference ID: 22018498

An archived version of the webcast will be available on OppFi's website following the conference call. The dial-in replay will be available through May 19, 2022. To access the replay, dial 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and enter replay pin number 22018498.

About OppFi

OppFi (NYSE: OPFI) is a leading financial technology platform that powers banks to help the everyday consumer gain access to credit. Through its unwavering commitment to customer service, the Company supports consumers, who are turned away by mainstream options, to build better financial health. In 2021, OppFi was recognized by the Deloitte North America Technology Fast 500 for the fourth consecutive year. OppFi maintains a 4.7/5.0 star rating on Trustpilot with more than 2,700 reviews and an A+ rating from the Better Business Bureau (BBB), making the Company one of the top consumer-rated financial platforms online. For more information, please visit oppfi.com.

Contacts:

Investor Relations: investors@oppfi.com
Media Relations: media@oppfi.com

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. OppFi’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," “possible,” "continue," and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, without limitation, OppFi’s expectations with respect to its full year 2022 guidance, the future performance of OppFi’s platform and expectations for OppFi’s growth. These forward-looking statements are based on OppFi’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside OppFi’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impact of COVID-19 on OppFi’s business; the impact of stimulus or other government programs; whether OppFi will be successful in obtaining declaratory relief against the Commissioner of the Department of Financial Protection and Innovation for the State of California; whether OppFi will be subject to AB 539; whether OppFi’s bank partners will continue to lend in California and whether OppFi’s financing sources will continue to finance the purchase of participation rights in loans originated by OppFi’s bank partners in California; the risk that the business combination disrupts current plans and operations; the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; risks related to new products; concentration risk; costs related to the business combination; changes in applicable laws or regulations; the possibility that OppFi may be adversely affected by other economic, business, and/or competitive factors; risks related to management transitions; and other risks and uncertainties indicated from time to time in OppFi’s filings with the United States Securities and Exchange Commission, in particular, contained in the section or sections captioned “Risk Factors.” OppFi cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. OppFi does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are unaudited and do not conform to GAAP, such as Adjusted Basic and Diluted EPS, Adjusted Net Income (and margin thereof), Adjusted EBITDA (and margin thereof) and Adjusted Operating Expenses. Adjusted Net Income is defined as Net Income, plus (1) recruiting fees, severance and relocation, (2) amortization of debt transaction costs and (3) other addbacks and one-time expenses following the closing of the business combination, including one-time implementation fees, stock compensation expenses, IPO readiness costs and management fees, adjusted for taxes assuming a tax rate of 25% for the three months ended March 31, 2021 and a 23.4% tax rate for the three months ended March 31, 2022, reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes, in order to allow for a comparison with other publicly traded companies. Adjusted EBITDA is defined as Adjusted Net Income, plus (1) a tax rate of 25% for the three months ended March 31, 2021 and a 23.4% tax rate for the three months ended March 31, 2022, reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes, in order to allow for a comparison with other publicly traded companies., (2) depreciation and amortization, (3) interest expense and (4) business (non-income) taxes. Adjusted Basic and Diluted EPS is defined as adjusted net income divided by adjusted shares outstanding, which represent shares of both classes of common stock outstanding as of March 31, 2022, excluding 25,500,000 shares related to earnout obligations and including the impact of unvested restricted stock units. Adjusted Operating Expenses is defined as total expenses excluding interest expenses, add backs and one-time items, and is presented as a percentage of Total Revenue. These financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. OppFi believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. These non-GAAP measures with comparable names should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. A reconciliation for OppFi's non-GAAP financial measures to the most directly comparable GAAP financial measures is in the table below.
The Non-GAAP financial measures of Adjusted EBITDA Margin, Adjusted Net Income Margin and Adjusted Operating Expense as a percentage of revenue for the full year 2022 are provided in this press release only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measures, Net Revenue, Net Income, and Total Expenses, is not available without unreasonable effort. OppFi believes that such items and, accordingly, the other items of the reconciliation, would require an unreasonable effort to predict with reasonable certainty the amount or timing of non-GAAP adjustments used to calculate these Non-GAAP financial measures. OppFi believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

First Quarter Results of Operations

Consolidated Statements of Operations (Unaudited)

Comparison of the three months ended March 31, 2022 and 2021

(in thousands, except share and per share data)	Three Months Ended March 31,		Change
	2022	2021	$	%
Interest and loan related income	$ 100,336	$ 84,103	$ 16,233	19.3%
Other income	374	154	220	142.9%
Total revenue	100,710	84,257	16,453	19.5%
Provision for credit losses on finance receivables	(457)	(7)	(450)	6428.6%
Change in fair value of finance receivables	(49,525)	(22,389)	(27,136)	121.2%
Net revenue	50,728	61,861	(11,133)	(18.0) %
Expenses:
Sales and marketing	13,589	7,936	5,653	71.2%
Customer operations	10,031	9,609	422	4.4%
Technology, products, and analytics	8,229	5,827	2,402	41.2%
General, administrative, and other	13,591	9,496	4,095	43.1%
Total expenses before interest expense	45,440	32,868	12,572	38.2%
Interest expense	7,449	4,609	2,840	61.6%
(Loss) income from operations	(2,161)	24,384	(26,545)	(108.9) %
Change in fair value of warrant liability	2,404	—	2,404	— %
Income before income taxes	243	24,384	(24,141)	(99.0) %
Provision for income taxes	540	—	540	— %
Net (loss) income	(297)	$ 24,384	$ (24,681)	(101.2) %
Less: net loss attributable to noncontrolling interest	(1,373)
Net income attributable to OppFi Inc.	$ 1,076

Earnings per share attributable to OppFi Inc.: (a)
Earnings per common share:
Basic	$ 0.08	$ —
Diluted	$ 0.08	$ —
Weighted average common shares outstanding:
Basic	13,581,828	—
Diluted	13,635,483	—

(a) Prior to the Reverse Recapitalization, all net income was attributable to the noncontrolling interest. For the periods prior to July 20, 2021, earnings per share was not calculated, as net income prior to the Business Combination was attributable entirely to OppFi-LLC.
Condensed Balance Sheets

Comparison of the periods ended March 31, 2022 and December 31, 2021

(in thousands) Unaudited	March 31, 2022	December 31, 2021
Assets
Cash and restricted cash	$ 59,946	$ 62,362
Finance receivables at fair value	381,845	383,890
Finance receivables at amortized cost, net	4,811	4,220
Other assets	65,943	51,634
Total assets	$ 512,545	$ 502,106
Liabilities and stockholders’ equity / members’ equity
Other liabilities	$ 66,256	$ 58,967
Total debt	280,863	274,021
Warrant liabilities	8,836	11,240
Total liabilities	355,955	344,228
Total stockholders’ equity / members’ equity	156,590	157,878
Total liabilities and stockholders' equity /members’ equity	$ 512,545	$ 502,106

Total cash and restricted cash decreased by $2.4 million as of March 31, 2022 compared to December 31, 2021, driven by self funding higher receivables growth and one time expenses, partially offset by cash from operations. Finance receivables as of March 31, 2022 decreased compared to December 31, 2021 due to the decrease of fair value of finance receivables. Other assets as of March 31, 2022 increased by $14.3 million compared to December 31, 2021, driven by the addition of an operating lease right of use asset of $15.1 million partially offset by lower debt issuance costs by $0.5 million.

Other liabilities increased by $7.3 million driven by the addition of an operating lease liability of $17.6 million and a decrease of accrued expenses by $11.0 million as of March 31, 2022. Total debt increased by $6.8 million driven by an increase in utilization of leverage facilities of $10.1 million, which was offset by lower secured borrowing payables by $3.3 million. Total equity decreased by $1.3 million driven by a decrease in noncontrolling interest of $1.6 million.

As of March 31, 2022, OppFi had 84.4 million shares of common stock outstanding, excluding 25.5 million shares of common stock associated with earnouts. Earnings per share for the first quarter was $0.08. Earnings per share for the three months ended March 31, 2022 excludes 15.3 million warrants outstanding with exercise prices at $11.50 and $15.00 per share as well as 5.2 million in grants under OppFi’s equity incentive plan, as these securities are anti-dilutive.

Financial Capacity and Capital Resources

As of March 31, 2022, OppFi had $27 million in unrestricted cash and an additional $132 million of unused debt capacity under its financing facilities for future availability, representing a 33% overall undrawn capacity. Including total financing commitments of $395 million and total cash on the balance sheet of $60 million, the Company had approximately $455 million in funding capacity as of March 31, 2022. In addition, the Company’s net debt to equity ratio was well below two times.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,		Variance
(in thousands, except share and per share data) Unaudited	2022	2021	~~%~~
Net (loss) income	$ (297)	$ 24,384	(101.2) %
Provision for income taxes	540	—	—
Debt issuance cost amortization	609	521	16.9
Other addbacks and one-time expenses, net(a)	(6)	768	(100.8)
Adjusted EBT[1]	846	25,673	(96.7)
Less: pro forma taxes(b)	(198)	(6,418)	(96.9)
Adjusted net income[1]	648	19,255	(96.6)
Pro forma taxes(b)	198	6,418	(96.9)
Depreciation and amortization	3,238	2,165	49.6
Interest expense	6,840	4,087	67.4
Business (non-income) taxes	379	435	(12.9)
Adjusted EBITDA[1]	$ 11,303	$ 32,360	(65.1) %

Adjusted basic EPS[1]: (c)	$ 0.01	$ —
Weighted average adjusted basic shares:	84,420,302	—
Adjusted diluted EPS[1]: (c)	$ 0.01	$ —
Weighted average adjusted diluted shares:	84,473,957	—

(a) For the three months ended March 31, 2022, addbacks and one-time expense of ($0.06 million) included a ($2.4 million) addback due to the change in fair value of the warrant liabilities, a $1.5 million expense due to severance, $0.6 million in expenses related to stock compensation, and $0.3 million in other addbacks and one-time expenses.
(b) Assumes a tax rate of 25% for the three months ended March 31, 2021 and a 23.4% tax rate for the three months ended March 31, 2022, reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes, in order to allow for a comparison with other publicly traded companies.
(c) Prior to the Reverse Recapitalization, all net income was attributable to the noncontrolling interest. For the periods prior to July 20, 2021, earnings per share was not calculated, as net income prior to the Business Combination was attributable entirely to OppFi-LLC.

Adjusted Shares as Reflected in Adjusted Basic and Diluted Earnings Per Share

	Three Months Ended March 31,
(unaudited)	2022	2021
Weighted average Class A common stock outstanding	13,581,828	—
Weighted average Class V voting stock outstanding	96,338,474	—
Elimination of earnouts at period end	(25,500,000)	—
Weighted average adjusted basic shares	84,420,302	—
Dilutive impact of unvested restricted stock units	53,655	—
Weighted average adjusted diluted shares	84,473,957	—

Adjusted Basic and Diluted EPS

	Three Months Ended March 31,
(unaudited)	2022	2021
Adjusted net income (in thousands)[1]	$ 648	$ 19,255
Weighted average adjusted basic shares	84,420,302	$ —
Adjusted basic EPS:[1]	$ 0.01	$ —

	Three Months Ended March 31,
(unaudited)	2022	2021
Adjusted net income (in thousands)[1]	$ 648	$ 19,255
Weighted average adjusted diluted shares	84,473,957	$ —
Adjusted diluted EPS:[1]	$ 0.01	$ —

[1] Non-GAAP Financial Measures: Adjusted Net Income, Adjusted EBT, Adjusted basic and diluted EPS and Adjusted EBITDA are financial measures that have not been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). See the “Note Regarding Non-GAAP Financial Measures” for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures.